    As filed with the Securities and Exchange Commission on March 20, 1998.

                                                           Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------
                            STERLING COMMERCE, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                                             75-2623341
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)
                        300 Crescent Court, Suite 1200
                              Dallas, Texas 75201
                                (214) 981-1100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
           Albert K. Hoover                           With a copy to:
Senior Vice President and General Counsel
        Sterling Commerce, Inc.                      James E. O'Bannon
         4600 Lakehurst Court                   Jones, Day, Reavis & Pogue
          Dublin, Ohio  43016                   2300 Trammell Crow Center
           (614) 793-7000                             2001 Ross Avenue
                                                    Dallas, Texas  75201
(Name, address, including zip code, and                (214) 220-3939
 telephone number, including area code,
       of agent for service)
                               ----------------
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
=================================================================================================
                                                            Proposed     Proposed
                                                            Maximum       Maximum
Title of                                       Amount       Offering     Aggregate     Amount of
Securities to                                  to be        Price per    Offering    Registration
be Registered                               Registered (1)    Share        Price        Fee (2)
-------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share..... 4,023,797      $45.115     $181,531,561    $53,552
=================================================================================================


 (1) Represents shares issuable in connection with the exercise of options previously granted under the Sterling Commerce, Inc. Amended and Restated 1996 Stock Option Plan (the "Plan") and shares issuable in connection with the exercise of options available for grant under the Plan. Pursuant to Rule 416, there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.
 (2) The registration fee has been computed in accordance with Rule 457(h). Pursuant to Rule 457(h)(3), the registration fee has been calculated on the basis of a single fee with respect to shares issuable in connection with the exercise of options previously granted under the Plan and shares issuable in connection with the exercise of options available for grant under the Plan and the resale of such shares.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


     IN ACCORDANCE WITH RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO 16,239,765 SHARES OF THE REGISTRANT'S COMMON STOCK COVERED BY REGISTRATION STATEMENT NO. 333-13955, WHICH SHARES HAVE NOT BEEN ISSUED OR ISSUED AND SOLD BY THE SELLING STOCKHOLDERS NAMED IN THE PROSPECTUS CONTAINED HEREIN.

********************************************************************************
* Information contained herein is subject to completion or amendment. A        *
* registration statement relating to these securities has been filed with the  *
* Securities and Exchange Commission. These securities may not be sold nor may *
* offers to buy be accepted prior to the time the registration statement       *
* becomes effective. This prospectus shall not constitute an offer to sell or  *
* the solicitation of an offer to buy nor shall there be any sale of these     *
* securities in any State in which such offer, solicitation or sale would be   *
* unlawful prior to registration or qualification under the securities laws of *
* any such State.                                                              *
********************************************************************************

                  Subject to Completion, Dated March 20, 1998


PROSPECTUS

                               20,263,562 SHARES

                            STERLING COMMERCE, INC.

                                 Common Stock

  This Prospectus relates to the offer and sale by Sterling Commerce, Inc. ("Sterling Commerce" or the "Company") of certain shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable by the Company upon exercise of options ("Options") granted or to be granted from time to time to eligible persons pursuant to the provisions of the Sterling Commerce, Inc. Amended and Restated 1996 Stock Option Plan (the "Plan"). This Prospectus also relates to offers and sales from time to time of certain Shares received by certain persons named herein ("Selling Stockholders"). This Prospectus also relates to such indeterminate number of additional shares of Common Stock as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.

  Sales by the Selling Stockholders may be made on one or more exchanges, including the New York Stock Exchange (the "NYSE"), or in the over-the-counter market, or in negotiated transactions, in each case at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. Upon any sale of the Shares offered hereby, the Selling Stockholders and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

  The Common Stock is listed for trading on the NYSE under the symbol "SE." On March 19, 1998, the closing price of the Common Stock on the NYSE was $48 7/8. The Company will pay all expenses in connection with this offering, which are estimated to be approximately $300,000.


                               ----------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION  PASSED  UPON  THE  ACCURACY  OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------



                 The date of this Prospectus is March __, 1998.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. Documents filed by the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York
10005, on which exchange the Common Stock is listed.

   This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act relating to the securities issuable pursuant to the Plan and offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Company hereby incorporates by reference into this Prospectus (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, and (ii) the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1997.

   All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports.

   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Sterling Commerce, Inc., 4600 Lakehurst Court, Dublin, Ohio 43016, Attention: Albert K. Hoover, Senior Vice President and General Counsel (telephone: (614) 793-7000).


                                  THE COMPANY

   Sterling Commerce is a leading provider of electronic data interchange and other electronic commerce products and services worldwide. The Company develops, markets and supports electronic commerce software products and provides electronic commerce services that enable businesses to engage in business-to-business electronic communications and transactions. The Company's principal executive offices are located at 300 Crescent Court, Suite 1200, Dallas, Texas 75201, and the Company's telephone number at such address is
(214) 981-1100.

                                USE OF PROCEEDS

   The proceeds from the issuance of the Shares upon exercise of Options will be added to the Company's funds and used for general corporate purposes. The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.


                              SELLING STOCKHOLDERS

   This Prospectus covers the purchase from the Company of an aggregate of up to 20,263,562 Shares, plus such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein, by the holders of Options upon the exercise thereof in accordance with their terms and the subsequent offer and resale of Shares previously acquired or to be acquired by certain holders of Options upon the exercise thereof.

   Pursuant to the provisions of the Plan, the Board of Directors of the Company (the "Board"), the Stock Option Committee of the Board (the "Stock Option Committee") or the Special Stock Option Committee of the Board (the "Special Stock Option Committee") will, among other things, determine from time to time
(i) the individuals, from among the executive officers, directors, employees, advisors and consultants of the Company and its subsidiaries, to whom Options will be granted, (ii) the number of shares of Common Stock to be covered by each Option (provided the maximum aggregate number of shares of Common Stock with respect to which Options may be granted to any participant under the Plan may not exceed 10,000,000 shares), and (iii) the purchase price of Common Stock subject to each Option, which may not be less than the fair market value of the Common Stock on the date of grant.

   The following table sets forth certain information as of February 28, 1998 with respect to Selling Stockholders, including any positions, offices or other material relationships of the Selling Stockholders with the Company. The Company is unaware of whether the Selling Stockholders listed below presently intend to sell the Shares they may acquire upon exercise of Options. The Company in the future may grant additional Options to the persons listed below and to persons other than those listed below whose subsequent sale of Shares will be covered by this Prospectus, which, in such case, will be supplemented.


                                   COMMON STOCK                              COMMON STOCK
                                     OWNERSHIP                              OWNERSHIP AFTER
                               PRIOR TO OFFERING (1)                           OFFERING
                             -------------------------   COMMON STOCK   -----------------------
     NAME AND POSITION        NUMBER    PERCENTAGE (2)  OFFERED HEREBY  NUMBER   PERCENTAGE (2)
---------------------------  ---------  --------------  --------------  -------  --------------
Warner C. Blow (3)           1,805,157       2.0%       1,800,000        5,157         *
  President and Chief
  Executive Officer

Robert E. Cook (4)             104,592       *            100,000        4,592         *
  Director

Honor R. Hill (5)               75,000       *             75,000            0         *
  Director

Albert K. Hoover (6)           156,049       *            155,000        1,049         *
  Senior Vice President
  and General Counsel

Jeannette P. Meier (7)         751,246       *            747,000        4,246         *
  Executive Vice
  President and Secretary

Paul L.H. Olson (8)            294,952       *            290,000        4,952         *
  Senior Vice President
  and Group President

Stephen R. Perkins (9)         261,889       *            261,250          639         *
  Senior Vice President
  and Group President

J. Brad Sharp (10)             268,236       *            266,250        1,986         *
  Senior Vice President
  and Group President

Steven P. Shiflet (11)         155,392       *            152,500        2,892         *
  Senior Vice President
  and Chief Financial
  Officer

Sterling L. Williams (12)    4,006,370       4.2%       4,000,000        6,370         *
  Chairman of the Board
  and Director

Charles J. Wyly, Jr. (13)    1,238,366       1.4%         500,000      738,366         *
  Director

Sam Wyly (14)                1,612,080       1.8%       1,000,000      612,080         *
  Director

------------------------
  *  Less than 1% of class.
 (1) Based on ownership as of February 28, 1998.
 (2) Based on 90,782,621 shares of Common Stock issued and outstanding as of February 28, 1998.
 (3) Includes 1,800,000 Shares to be acquired upon exercise of Options granted under the Plan, 550,000 of which are either presently exercisable or exercisable within 60 days of the date of this Prospectus. Also includes approximately 5,157 shares of Common Stock held pursuant to the Sterling Commerce, Inc. Savings and Security Plan ("Savings Plan").
 (4) Includes 100,000 Shares to be acquired upon exercise of Options granted under the Plan, 50,000 of which are either presently exercisable or exercisable within 60 days of the date of this Prospectus. Also includes approximately 1,592 shares of Common Stock held by the REC Enterprises, Inc. Defined Benefit Pension Trust of which Robert E. Cook and his spouse are co-trustees and 3,000 shares of Common Stock held by an irrevocable trust of which Mr. Cook's spouse is sole trustee.
 (5) Includes 75,000 Shares to be acquired upon exercise of Options granted under the Plan, 25,000 of which are either presently exercisable or exercisable within 60 days of the date of this Prospectus.

 (6) Includes 155,000 Shares to be acquired upon exercise of Options granted under the Plan, none of which are either presently exercisable or exercisable within 60 days of the date of this Prospectus. Also includes approximately 1,049 shares of Common Stock held pursuant to the Savings Plan.
 (7) Includes 747,000 Shares to be acquired upon exercise of Options granted under the Plan, 272,000 of which are either presently exercisable or exercisable within 60 days of the date of this Prospectus. Also includes approximately 47 shares of Common Stock held pursuant to the Savings Plan.
 (8) Includes 290,000 Shares to be acquired upon exercise of Options granted under the Plan, 15,000 of which are either presently exercisable or exercisable within 60 days of the date of this Prospectus. Also includes approximately 1,575 shares of Common Stock held pursuant to the Savings Plan.
 (9) Includes 261,250 Shares to be acquired upon exercise of Options granted under the Plan, none of which are either presently exercisable or exercisable within 60 days of the date of this Prospectus. Also includes approximately 639 shares of Common Stock held pursuant to the Savings Plan.
(10) Includes 266,250 Shares to be acquired upon exercise of Options granted under the Plan, none of which are either presently exercisable or exercisable within 60 days of the date of this Prospectus. Also includes approximately 1,986 shares of Common Stock held pursuant to the Savings Plan.
(11) Includes 152,500 Shares to be acquired upon exercise of Options granted under the Plan, none of which are either presently exercisable or exercisable within 60 days of the date of this Prospectus. Also includes approximately 2,892 shares of Common Stock held pursuant to the Savings Plan.
(12) Includes 4,000,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable.
(13) Includes 500,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable. Also includes 503,447 shares of Common Stock directly owned by family trusts of which Mr. Charles J. Wyly, Jr. is trustee and 234,919 shares of Common Stock held of record by a limited partnership of which Mr. Charles J. Wyly, Jr. is a general partner.
(14) Includes 1,000,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable. Also includes 391,327 shares of Common Stock directly owned by family trusts of which Mr. Sam Wyly is trustee and 220,753 shares of Common Stock held of record by a limited partnership of which Mr. Sam Wyly is a general partner.

                  AMENDED AND RESTATED 1996 STOCK OPTION PLAN

GENERAL

   A copy of the Plan has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The summaries of certain provisions of the Plan do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Plan, including the definitions therein of certain terms. Copies of the Plan and additional information regarding the Plan and the Plan's administrators may be obtained by contacting the Company. See "Incorporation of Certain Documents by Reference." Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to such terms in the Plan.

PURPOSE AND ADOPTION

   The Plan is intended to provide an equity interest in the Company to certain of the Company's executive officers, directors, employees, advisors and consultants and to provide additional incentives for such persons to devote themselves to the Company's business. The Plan is also intended to aid in attracting persons of outstanding ability to serve, and remain in the service of, the Company. The Board adopted the Plan on February 12, 1996. Prior to the completion of the initial public offering (the "Offering") of shares of Common Stock, the Plan was approved by Sterling Software, Inc. as the sole stockholder of the Company. Following completion of the Offering, the stockholders of the Company approved the adoption of the Plan on May 30, 1996.

SHARES COVERED

   As of February 28, 1998, the total number of shares of Common Stock issued upon exercise of Options granted under the Plan was 1,213,635, the total number of shares of Common Stock available for issuance under the Plan was 20,260,562 and Options exercisable for 17,822,000 of such shares had been granted, resulting in Options for 3,652,197 shares being available for grant as of such date. Options to purchase 11,580,115 shares of Common Stock are either presently exercisable or exercisable within 60 days of the date of this Prospectus. Under the terms of the Plan, if at the close of business on the last day of any subsequent fiscal quarter of the Company, the sum of (i) the total number of shares of Common Stock theretofore issued upon the exercise of Options, (ii) the total number of shares of Common Stock then subject to outstanding Options, and (iii) the total number of shares of Common Stock then remaining available under the Plan to be made subject to future grants of Options (such sum being the "Actual Number") is less than 20% of the total number of shares of Common Stock then outstanding, computed on a fully-diluted basis (the "Target Number"), the number of shares of Common Stock available for issuance under the Plan will automatically be increased to a number that will result in the Actual Number being equal to the Target Number. Shares of Common Stock issued under the Plan may be authorized but unissued shares, shares held in treasury or a combination thereof.

OPTIONS

   The Plan authorizes the grant of Options to purchase shares of Common Stock that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and which permit a participant to benefit from increases in the value of shares of Common Stock above a predetermined purchase price per share. Options are more fully described under "-- Description of Awards" below.

ADMINISTRATION

   The Plan is administered by the Stock Option Committee, the Special Stock Option Committee and the Board, which have the authority to determine from time to time the individuals to whom Options will be granted, the number of shares to be covered by each Option and the time or times at which Options will become exercisable; provided that the Special Stock Option Committee has exclusive administrative authority with respect to Options intended to comply with Section 162(m) of the Code. All of the members of the Special Stock Option Committee, which may not be comprised of less than two members, are intended to qualify as "outside directors" within the meaning of Section 162(m) of the Code and as "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act. Although each of the Board, the Special Stock Option Committee and the Stock Option Committee has the authority under the Plan to make grants of Options to any Plan participant, it is anticipated that the Special Stock Option Committee will make grants to Plan participants who are executive officers of the Company and/or members of the Board, and that the Stock Option Committee will make grants to all other Plan participants.

   The Stock Option Committee, the Special Stock Option Committee and the Board have the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of an Option. The interpretation and construction by the Stock Option Committee, the Special Stock Option Committee or the Board, as applicable, of any such provision and any determination by the Stock Option Committee, the Special Stock Option Committee or the Board, as applicable, pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive; provided that in the event the Stock Option Committee and the Special Stock Option Committee disagree (or either disagrees or both disagree with the Board) with respect to such interpretation, construction or determination, the Board's determination will be final and conclusive except as described above with respect to Options intended to comply with Section 162(m) of the Code.

ELIGIBILITY

   Executive officers, key employees, key prospective employees, advisors and consultants of the Company and its subsidiaries and directors of the Company are eligible to receive grants of Options.

TRANSFERABILITY

   Each Option granted pursuant to the Plan may be subject to such transfer restrictions, if any, as the Stock Option Committee, the Special Stock Option Committee or the Board, as applicable, may determine.

ADJUSTMENTS

   The Stock Option Committee, the Special Stock Option Committee or the Board may make or provide for such adjustments in the maximum number of shares available under the Plan, in the number of shares of Common Stock covered by outstanding Options, in the purchase price per share of Common Stock covered by Options, and/or in the kind of shares covered thereby (including shares of another issuer), as such committee or the Board, as applicable, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Plan participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

VESTING OF CERTAIN OPTIONS UPON A CHANGE IN CONTROL

   The stock option agreement evidencing any Option may provide for the earlier exercise of such Option in the event of a change in control of the Company (as defined in such stock option agreement or in any agreement referenced in such stock option agreement) or in the event of any other similar transaction or event.

NONQUALIFIED AND UNFUNDED

   The Plan is unfunded and does not give participants any rights that are superior to those of the Company's general creditors. The Plan is not subject to the provisions of ERISA and is not qualified under Section 401(a) of the Code.

CONTINUATION AND TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP

   The Plan does not confer upon any Plan participant any rights with respect to continuation of employment or other service with the Company or any of its subsidiaries and does not interfere in any way with any right that the

Company or any of its subsidiaries would otherwise have to terminate a Plan participant's employment or other service at any time.

TERMINATION AND AMENDMENT

   The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Options. The Plan may be amended from time to time by the Board or any duly authorized committee thereof. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Commission, the National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan requires the Plan to be amended, or in the event Rule 16b-3 or any other rule under Section 16 of the Exchange Act is amended or supplemented, in either event to permit the Company to remove or lessen any restrictions with respect to Options, the Stock Option Committee, the Special Stock Option Committee or the Board may amend the Plan to the extent of any such requirement, amendment or supplement, and all Options then outstanding will be subject to such amendment.

DESCRIPTION OF AWARDS

   The Plan does not specify a maximum term for Options granted thereunder. A grant of Options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker on the exercise date of some or all of the shares of Common Stock to which such exercise relates. The exercise price of the Options may not be less than the fair market value per share of Common Stock on the grant date. The Stock Option Committee, the Special Stock Option Committee or the Board, as applicable, may, without the consent of the holder of an Option, amend the terms of such Option in various respects, including acceleration of the time at which the Option may be exercised, extension of the expiration date, reduction of the exercise price and waiver of other conditions or restrictions.

   Each grant of Options will specify whether the exercise price is payable in cash, by the actual or constructive transfer to the Company of nonforfeitable, unrestricted shares of Common Stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total exercise price, by any other legal consideration authorized by the Stock Option Committee, the Special Stock Option Committee or the Board, as the case may be, or by a combination of such methods of payment. The Plan does not require that a participant hold shares received upon the exercise of Options for a specified period and permits immediate sequential exercises of Options with the exercise price therefor being paid in shares of Common Stock, including shares acquired as a result of prior exercises of Options.

   Pursuant to the Plan in the form initially adopted, each member of the Special Stock Option Committee was automatically awarded Options to purchase 100,000 shares of Common Stock upon his or her initial election to the Board and were to receive an automatic award of 100,000 shares of Common Stock every five years thereafter on the anniversary of such election. As amended, the Plan does not currently provide for future automatic awards to the members of the Special Stock Option Committee.

FEDERAL INCOME TAX CONSEQUENCES

     General. The following summary of certain federal income tax consequences of the grant or award of Options under the Plan is based on the Code, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from the acquisition, holding, exercise, transfer or disposition of an Option or the shares of Common Stock purchasable thereunder.

     Options granted under the Plan are intended to be nonqualified stock options. Nonqualified stock options generally will not result in any taxable income to the participant at the time of the grant, but the participant will recognize ordinary compensation income at the time of exercise of the Options if the shares are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the exercise price. Such income is subject to withholding of income and FICA taxes. Generally, participants may satisfy the withholding obligation by writing a check to the Company or by another method permitted by the Company. A participant's tax basis in shares acquired upon the exercise of nonqualified stock options is generally equal to the exercise price plus any amount treated as ordinary income. If shares acquired upon exercise of an Option are later sold or exchanged, the difference between the sales price and the participant's tax basis for the shares will generally be taxable as a capital gain or loss (if the stock is a capital asset of the participant). For individuals, the rate of taxation of capital gains will depend on (i) the individual's holding period for the shares at the time of the sale or other taxable disposition (with the lowest rate available for shares held more than 18 months) and (ii) the individual's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

     If the exercise price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of Common Stock previously owned by the participant ("Previously Acquired Shares"), no gain or loss will be recognized on the exchange of the Previously Acquired Shares for a like number of shares of Common Stock. The participant's basis in the number of optioned shares received equal to the number of Previously Acquired Shares surrendered would be the same as the participant's basis in the Previously Acquired Shares. However, the participant would be treated as receiving ordinary income equal to the fair market value (at the time of exercise) of the number of shares of Common Stock received in excess of the number of Previously Acquired Shares surrendered, and the participant's basis in such excess shares would be equal to their fair market value at the time of exercise.

     Federal Income Tax Consequences for Transferors. A participant who transfers a transferable Option by way of gift (the "Transferor") will not recognize income at the time of the transfer. Instead, at the time the transferee of the transferable Option (the "Transferee)" exercises the transferable Option, the Transferor will generally recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Shares purchased by the Transferee over the exercise price, in the same manner as if the participant had retained and exercised the Option. Prior to making a transfer of a transferable Option, a participant should consult with his or her personal tax advisor concerning the possible federal and state gift, estate, inheritance, and generation skipping tax consequences of such a transfer, as well as state and local income tax consequences which are not addressed herein.

     Federal Income Tax Consequences for Transferees. The Transferee will not recognize income at the time of the transfer of the transferable Option. As described in the preceding paragraph, the Transferor and not the Transferee will generally recognize ordinary compensation income at the time the Transferee exercises the Option. A Transferee who chooses to exercise a transferable Option in whole or in part by delivery of other shares of Common Stock already owned by the Transferee should consult with his or her own tax advisor concerning the tax consequences of such a transaction. If Shares acquired upon exercise of a transferable Option are later sold or exchanged, the difference between the sales price and the Transferee's tax basis for the shares will generally be taxable as a capital gain or loss (if the stock is a capital asset of the Transferee). The tax basis for the Shares in the hands of the Transferee would be the exercise price for the transferable Option plus the amount of the income recognized by the Transferor at the time of exercise.

     Special Rules Applicable to Insiders. In limited circumstances where the sale of shares of Common Stock that are received as the result of the exercise of an Option could subject an officer or director to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the shares of Common Stock received so long as the sale of the shares received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.

     General Matters Applicable to the Company. To the extent that a participant (including a Transferor) recognizes ordinary income in the circumstances described above, the Company or a subsidiary, as the case may be, would be entitled to a corresponding deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness; (ii) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Code and (iii) certain statutory provisions relating to so-called "excess parachute payments" do not apply. Awards granted under the Plan may be subject to acceleration in the event of a change in control of the Company. In the event of a change in control of the Company, it is possible that this feature may affect whether amounts realized upon the receipt or exercise of the Options will be deductible by the Company under the "excess parachute payments" provisions of the Code.

     BECAUSE THE TAX CONSEQUENCES TO A PLAN PARTICIPANT MAY VARY DEPENDING ON HIS OR HER INDIVIDUAL CIRCUMSTANCES, EACH PLAN PARTICIPANT SHOULD CONSULT HIS OR HER PERSONAL TAX ADVISOR REGARDING THE FEDERAL AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO HIM OR HER.


                              PLAN OF DISTRIBUTION

   The Shares may be issued from time to time by the Company upon exercise of Options. The Shares may be sold or otherwise disposed of from time to time by any of the Selling Stockholders in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or from the purchasers of the Shares for whom they may act as agent, (iv) the writing of options on the Shares, (v) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (vi) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vii) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and (viii) an exchange distribution in accordance with the rules of such exchange, including the NYSE, or in transactions in the over-the-counter market. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholders or such successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

   The Company will pay all of the expenses incident to the offering hereby and sale of the Shares to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Stockholders related thereto.


                                 LEGAL MATTERS

   The validity of the Common Stock offered hereby has been passed upon for the Company by Dennis P. Byrnes, Esq., Assistant General Counsel of the Company. As of February 28, 1998, Mr. Byrnes beneficially owned 11,700 shares of Common Stock, including Shares issuable upon exercise of Options.


                                    EXPERTS

   The consolidated financial statements and financial statement schedule appearing in the Company's Annual Report on (Form 10-K) for the year ended September 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          FORWARD-LOOKING INFORMATION

   This Prospectus (including the documents incorporated herein by reference) contains or may contain certain forward-looking statements and information that are based on beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in this Prospectus, words such as "anticipate, "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the Company's operations and results of operations, competitive factors and pricing pressures, shifts in market demand, the performance and needs of the industries served by the Company, the costs of product development and other risks and uncertainties including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's stockholders, customers, suppliers, business partners, competitors, and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should the underlying estimates or assumptions prove incorrect, actual results or outcomes may vary significantly from those anticipated, believed, estimated, expected, intended or planned.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                    ----------------------------------------



                               TABLE OF CONTENTS
                               -----------------

                                                                      Page
                                                                      ----
Available Information.................................................  2

Incorporation of Certain
 Documents by Reference...............................................  2

The Company...........................................................  2

Use of Proceeds.......................................................  3

Selling Stockholders..................................................  3

Amended and Restated
1996 Stock Option Plan................................................  6

Plan of Distribution.................................................. 10

Legal Matters......................................................... 10

Experts............................................................... 10

Forward-Looking Information........................................... 11

                               20,263,562 SHARES



                               STERLING COMMERCE,
                                      INC.



                                  COMMON STOCK



                        --------------------------------

                                   PROSPECTUS

                       ---------------------------------



                                 MARCH __, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses to be incurred in connection with the issuance and distribution of the Common Stock covered by this Registration Statement, all of which have been or will be paid by the Company, are as follows:

         Securities and Exchange Commission filing fee..  $ 53,552
         NYSE listing fee...............................    44,477
         Printing expenses..............................     3,000
         Accounting fees and expenses...................     5,000
         Legal fees and expenses........................     6,000
         Miscellaneous..................................     5,971
                                                          --------
         Total..........................................  $118,000
                                                          ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Company's Certificate of Incorporation and Bylaws provide for the indemnification of the directors, officers, employees and agents of the Company and its subsidiaries to the fullest extent that may be permitted by Delaware law from time to time, and the Bylaws provide for various procedures relating thereto. Certain provisions of the Company's Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Company's Certificate of Incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Company's Certificate of Incorporation also does not absolve directors of liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

     As authorized by the Company's Certificate of Incorporation, the Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnitees thereunder to the extent described above, (ii) the advancement of attorneys' fees and other expenses, and
(iii) the establishment, upon approval by the Board, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.

ITEM 16.  EXHIBITS

     4.1 Certificate of Incorporation of the Company, as amended (previously filed as Exhibit 4.1 to the Company's Registration Statement (Registration No. 333-20565) and incorporated herein by reference).

     4.2  Amended and Restated Bylaws of the Company (previously filed as
          Exhibit 3.2 to the Company's Registration Statement (Registration No. 33-80595) and incorporated herein by reference).

     4.3 Rights Agreement, dated December 18, 1996, by and between the Company and The First National Bank of Boston, as Rights Agent (previously filed as Exhibit 1 to the Company's Current Report on Form 8-K dated December 18, 1996 and incorporated herein by reference).

     4.4 Specimen Common Stock Certificate (previously filed as Exhibit 4.1 to the Company's Registration Statement (Registration No. 33-80595) and incorporated herein by reference).

     5.1  Opinion of Dennis P. Byrnes, Esq.  (filed herewith).

    23.1  Consent of Ernst & Young LLP (filed herewith).

    23.2  Consent of Dennis P. Byrnes, Esq. (included in Exhibit 5.1).

    24.1  Power of Attorney of the Company (filed herewith).

    24.2 Powers of Attorney of certain officers and directors of the Company (filed herewith).

    99.1 Sterling Commerce, Inc. Amended and Restated 1996 Stock Option Plan (previously filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 and incorporated herein by reference).

ITEM 17.  UNDERTAKINGS

     A.  The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 19, 1998.

                                        STERLING COMMERCE, INC.


                                        By:  /s/ WARNER C. BLOW
                                           -------------------------------------
                                                      Warner C. Blow
                                           Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 19, 1998.

      Signatures                                      Title
      ----------                                      -----

  /s/ WARNER C. BLOW          Chief Executive Officer and President; Director
------------------------              (Principal Executive Officer)
     Warner C. Blow



  Steven P. Shiflet *       Senior Vice President and Chief Financial Officer
------------------------        (Principal Financial and Accounting Officer)
   Steven P. Shiflet



 Sterling L. Williams *             Chairman of the Board and Director
------------------------
  Sterling L. Williams



       Sam Wyly *                                Director
------------------------
        Sam Wyly



 Charles J. Wyly, Jr. *                          Director
------------------------
  Charles J. Wyly, Jr.



     Evan A. Wyly *                              Director
------------------------
      Evan A. Wyly



    Robert E. Cook *                             Director
------------------------
     Robert E. Cook



     Honor R. Hill *                             Director
------------------------
      Honor R. Hill

*The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and filed herewith.


                                                /s/ ALBERT K.HOOVER
                                           ------------------------------
                                                   Albert K. Hoover
                                                   Attorney-in-Fact

                               INDEX TO EXHIBITS


Exhibit No.                            Description
-----------                            -----------


  4.1 Certificate of Incorporation of the Company, as amended (previously filed as Exhibit 4.1 to the Company's Registration Statement (Registration No. 333-20565) and incorporated herein by reference).

  4.2         Amended and Restated Bylaws of the Company (previously filed as
              Exhibit 3.2 to the Company's Registration Statement (Registration No. 33-80595) and incorporated herein by reference).

  4.3 Rights Agreement, dated December 18, 1996, by and between the Company and The First National Bank of Boston, as Rights Agent (previously filed as Exhibit 1 to the Company's Current Report on Form 8-K dated December 18, 1996 and incorporated herein by reference).

  4.4 Specimen Common Stock Certificate (previously filed as Exhibit 4.1 to the Company's Registration Statement (Registration No. 33-80595) and incorporated herein by reference).

  5.1         Opinion of Dennis P. Byrnes, Esq. (filed herewith).

 23.1         Consent of Ernst & Young LLP (filed herewith).

 23.2         Consent of Dennis P. Byrnes, Esq. (included in Exhibit 5.1).

 24.1         Power of Attorney of the Company (filed herewith).

 24.2 Powers of Attorney of certain officers and directors of the Company (filed herewith).

 99.1 Sterling Commerce, Inc. Amended and Restated 1996 Stock Option Plan (previously filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 and incorporated herein by reference).